Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-260839 on Form S-1 of our report dated May 27, 2021 (August 15, 2021, as to the effects of the restatement discussed in Note 2), relating to the financial statements of Hoya Intermediate, LLC. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

December 23, 2021